Exhibit H

Sidley Austin Brown & Wood LLP

39/F Two International Finance Centre

8 Finance Street

Central, Hong Kong

People’s Republic of China

August 18, 2005

China Development Bank

29 Fuchengmenwai Street

Xicheng District

Beijing 100037

People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Validity of the Debt Securities” in the Registration Statement, as amended, being filed by China Development Bank with the United States Securities and Exchange Commission in connection with the registration of US$610,000,000 aggregate principal amount of its debt securities under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”). We further consent to the filing of this letter as an exhibit to such Registration Statement, as amended. In giving the foregoing consent and by the use of our name under the caption “Validity of the Debt Securities” in the Registration Statement, as amended, however, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/    SIDLEY AUSTIN BROWN & WOOD LLP

Ex-29